UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 17, 2008

(Date of Earliest Event Reported)

PENN VIRGINIA GP HOLDINGS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33171	20-5116532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Lone Star Acquisition

Penn Virginia GP Holdings, L.P. (“PVG”) currently owns the 2% general partner interest in Penn Virginia Resource Partners, L.P. (PVR”) and an approximately 38% limited partner interest in PVR. On June 17, 2008, PVR entered into a Purchase and Sale Agreement with Lone Star Gathering, L.P. (“Lone Star”) providing for PVR’s purchase of substantially all of Lone Star’s assets (the “Transaction”). Lone Star’s assets are located in the southern portion of the Fort Worth Basin of north Texas in Bosque, Erath, Hamilton, Hill, Johnson and Somervell Counties and include approximately 129 miles of gas gathering pipelines and approximately 240,000 acres dedicated by active producers.

The purchase price consists of the following:

• $160 million of consideration payable at the closing of the Transaction, consisting of $80 million in cash, 2,009,995 common units of PVG (the “PVG Units”) that are valued in the aggregate at $65 million for purposes of the Transaction and 542,610 newly-issued common units of PVR that are valued in the aggregate at $15 million for purposes of the Transaction;

• $5 million in cash payable on December 31, 2009; and

• Contingent payments of $30 million and $25 million, payable at PVR’s election in cash or common units of PVR, each of which payments will be triggered if PVR and its affiliates reach certain gas gathering and processing revenue targets in the geographic area where a portion of the acquired assets are located on or before June 30, 2013.

The closing of the Transaction is subject to customary closing conditions, including the completion of title and environmental reviews and approvals and/or clearances from applicable governmental agencies.

Prior to the closing of the Transaction, PVR will purchase the PVG Units from affiliates of Penn Virginia Corporation (“PVA”) as described below under “PVG Units Acquisition.” Funding for the cash portion of the acquisition cost, as well as the purchase of PVG Units from affiliates of PVA, are expected to provided by borrowings under PVR’s revolving credit facility.

The transactions involving the sale of the PVG Units and the PVR common units to Lone Star will be undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2). PVR believes that exemptions other than the foregoing exemption may exist for these transactions.

This announcement is neither an offer to sell nor a solicitation to buy any of the PVG Units or the PVR common units and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

PVG Units Acquisition

On June 17, 2008, PVR entered into a Units Purchase Agreement with Penn Virginia Resource LP Corp., a wholly-owned subsidiary of PVA (“LP Corp”), and Kanawha Rail Corp., a wholly-owned subsidiary of PVA (“KRC”), pursuant to which (i) PVR will purchase, and LP Corp will sell, 564,694 of the PVG Units currently owned by LP Corp and (ii) PVR will purchase, and KRC will sell, 1,445,301 of the PVG Units currently owned by KRC. The aggregate purchase price for the PVG Units to be purchased and sold pursuant to the Units Purchase Agreement will be $61,750,020. The consummation of the purchase and sale of such PVG Units is contingent upon, and shall occur simultaneously with, the closing of the Transaction.

PVA currently indirectly owns the non-economic general partner interest in PVG and an approximately 82% limited partner interest in PVG.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 17, 2008, Penn Virginia Operating Co., LLC, a wholly-owned subsidiary of PVR (“PVOC”), notified the holders of its senior unsecured notes due 2013 (“Notes”) that it will prepay 100% of the aggregate principal amount of the Notes on July 17, 2008 (the “Prepayment Date”) as provided in the Notes Purchase Agreements governing the Notes. On the Prepayment Date, PVOC will be required to pay an estimated aggregate of $62,533,341 to the Noteholders, which amount consists of the $58,400,000 aggregate principal amount outstanding on the Notes, $1,074,236 in accrued and unpaid interest on the Notes through the Prepayment Date and an estimated $3,059,105 in make-whole amounts due in connection with the prepayment of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2008

Penn Virginia GP Holdings, L.P.

By:	PVG GP, LLC
its general partner

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Vice President and
Chief Administrative Officer